Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stock Option Plan of Vision Marine Technologies Inc. of our report dated December 1, 2021 with respect to the consolidated statements of financial position at August 31, 2021 and the consolidated statements of comprehensive income (loss), changes in shareholders’ equity and cash flows for the year ended August 31, 2021 of Vision Marine Technologies Inc., included in its Annual Report (Form 20-F) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Montreal, Canada
March 31, 2022